Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Magnum Hunter Resources Corporation

We consent to the incorporation by reference into this Registration Statement on Form S-3 and any amendment thereof of Magnum Hunter Resources Corporation and each of the related prospectuses and prospectus supplements, of our report dated February 28, 2011, relating to the consolidated financial statements and financial statement schedules of NGAS Resources, Inc. and its subsidiaries for each of the years in the three year period ended December 31, 2010.   We also consent to the references to our firm contained in the Registration Statement listed above, including under the caption “Experts”.

/s/ Hall, Kistler & Company LLC

Canton, Ohio
March 16, 2011